Press release

RBC Bearings Incorporated Announces Fiscal 2012 Second Quarter Results

Oxford, CT – November 9, 2011 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the second quarter ended October 1, 2011.

Second Quarter Highlights

($ in millions)	Q2 Fiscal 2012	Q2 Fiscal 2011
	GAAP	GAAP	% Change
Net sales	$97.8	$83.1	17.6%
Gross margin	$34.0	$27.2	24.8%
Gross margin %	34.8%	32.8%
Operating income	$18.4	$13.9	32.3%
Operating income %	18.8%	16.7%
Net income	$11.6	$8.6	35.5%
Diluted EPS	$0.52	$0.39	33.3%

Six Month Highlights

($ in millions)	Q2 Fiscal 2012	Q2 Fiscal 2011
	GAAP	GAAP	% Change
Net sales	$191.1	$165.5	15.5%
Gross margin	$65.8	$53.5	23.0%
Gross margin %	34.4%	32.3%
Operating income	$35.4	$27.9	26.7%
Operating income %	18.5%	16.9%
Net income	$22.3	$17.6	26.6%
Diluted EPS	$1.00	$0.80	25.0%

“We are extremely pleased with the results of the second quarter, they reflect our continued execution in the expanding industrial and aerospace markets,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “In particular, we are seeing sustained demand in many of our core industrial end markets, including distribution, construction, mining, and energy, and we continue to benefit from increased activity with the major aircraft manufacturers.  We have a strong backlog and balance sheet to support our growth plans for the coming quarters and into our fiscal 2013.”

Second Quarter Results

Net sales for the second quarter of fiscal 2012 were $97.8 million, an increase of 17.6% from $83.1 million in the second quarter of fiscal 2011. The increase of 17.6% was driven by an increase of 17.8% in our industrial business and by a 17.4% increase in net sales in our aerospace and defense business.  Gross margin for the second quarter was $34.0 million compared to $27.2 million for the same period last year. Gross margin as a percentage of net sales was 34.8% in the second quarter of fiscal 2012 compared to 32.8% for the same period last year.

Operating income increased 32.3% to $18.4 million for the second quarter of fiscal 2012 compared to $13.9 million for the same period last year. As a percentage of net sales, operating income was 18.8% compared to 16.7% for the same period last year.

Interest expense, net for the second quarter of fiscal 2012 was $0.2 million compared to $0.4 million for the same period last year.

Other non-operating expense was $0.3 million for the second quarter of fiscal 2012.  This was mainly comprised of foreign exchange losses.

For the second quarter of fiscal 2012, the Company reported net income of $11.6 million compared to net income of $8.6 million in the same period last year.  Diluted EPS for the second quarter of fiscal 2012 increased 33.3% to $0.52 per share compared to $0.39 per share for the same period last year.

Six Month Results

Net sales for the six month period ended October 1, 2011 were $191.1 million, an increase of 15.5% from $165.5 million for the six month period ended October 2, 2010. Gross margin for the six month period ended October 1, 2011 was $65.8 million compared to $53.5 million for the same period last year. Gross margin as a percentage of net sales was 34.4% for the six month period of fiscal 2012 compared to 32.3% for the same period last year.

For the six month period ended October 1, 2011, the Company reported operating income of $35.4 million compared to $27.9 million for the same period last year.  Operating income as a percentage of net sales was 18.5% for the six month period ended October 1, 2011 compared to 16.9% for the same period last year.

Interest expense, net for the six month period ended October 1, 2011 was $0.7 million, a decrease of $0.1 million, from $0.8 million for the same period last year.

Other non-operating expense was $0.5 million for the six month period ended October 1, 2011.  This was mainly comprised of foreign exchange losses.

Net income for the six month period ended October 1, 2011 was $22.3 million compared to net income of $17.6 million for the same period last year.  Diluted EPS for the six months ended October 1, 2011 was $1.00 per share compared to $0.80 per share for the same period last year.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results.  To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 866-314-4865 (international callers dial 617-213-8050) and enter conference ID # 99211378. An audio replay of the call will be available from 2:00 p.m. ET on Wednesday, November 9th until 11:59 p.m. ET on Wednesday, November 16th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID #39947834. Investors are advised to dial into the call at least ten minutes prior to the call to register.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,056 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FTI Consulting
Michael Cummings
617-747-1796
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Net sales	$97,751	$83,095	$191,084	$165,469
Cost of sales	63,767	55,857	125,304	111,978
Gross margin	33,984	27,238	65,780	53,491

Operating expenses:
Selling, general and administrative	15,238	12,988	29,771	25,480
Other, net	379	362	629	76
Total operating expenses	15,617	13,350	30,400	25,556

Operating income	18,367	13,888	35,380	27,935

Interest expense, net	214	398	686	790
Other non-operating expense	325	447	521	817
Income before income taxes	17,828	13,043	34,173	26,328
Provision for income taxes	6,236	4,489	11,869	8,713
Net income	$11,592	$8,554	$22,304	$17,615

Net income per common share:
Basic	$0.53	$0.40	$1.02	$0.81
Diluted	$0.52	$0.39	$1.00	$0.80

Weighted average common shares:
Basic	21,853,898	21,626,198	21,843,826	21,617,923
Diluted	22,297,428	21,991,668	22,303,013	21,984,410

	Three Months Ended		Six Months Ended
	October 1,	October 2,	October 1,	October 2,
Segment Data, Net External Sales:	2011	2010	2011	2010

Plain bearings segment	$49,558	$40,935	$96,706	$83,596
Roller bearings segment	29,913	24,864	58,079	48,292
Ball bearings segment	10,881	10,939	20,969	20,976
Other segment	7,399	6,357	15,330	12,605
	$97,751	$83,095	$191,084	$165,469

	Three Months Ended		Six Months Ended
	October 1,	October 2,	October 1,	October 2,
Selected Financial Data:	2011	2010	2011	2010

Depreciation and amortization	$3,602	$3,275	$7,159	$6,483

Incentive stock compensation expense	$854	$1,013	$1,859	$2,023

Cash provided by operating activities	$5,175	$9,740	$17,160	$25,652

Capital expenditures	$5,460	$2,534	$7,415	$4,586

Total debt			$1,134	$31,414

Cash and short-term investments			$49,455	$47,386

Backlog			$216,159	$175,250